UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CALLIDUS SOFTWARE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1300
San Jose, CA 95113

To our stockholders:

You are cordially invited to attend the 2010 annual meeting of stockholders of Callidus Software Inc. to be held on Tuesday, June 1, 2010, at 10:00 a.m. Pacific Time at our headquarters located at 160 West Santa Clara Street, Suite 1300, San Jose, California 95113. Details regarding the business to be conducted at the annual meeting are described in the following notice of annual meeting and proxy statement. Also enclosed in this mailing are three other documents: our annual report, which contains information about our business and includes our fiscal 2009 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card as soon as possible. Voting by written proxy will ensure your representation at the annual meeting. Please review the instructions on the proxy card regarding voting by written proxy, as well as the question and answer section in the first part of the proxy statement.

Sincerely,

V. Holly Albert,
Senior Vice President, General Counsel and Secretary

San Jose, California
April 16, 2010

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1300
San Jose, CA 95113
(408) 808-6400

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m., Pacific Time, on June 1, 2010
PLACE:	Callidus Software Inc. 160 West Santa Clara Street, Suite 1300 San Jose, CA 95113
ITEMS OF BUSINESS:	(1) To elect our Class I directors;
(2) To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010; and
(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date, April 5, 2010.
VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.
2009 ANNUAL REPORT:	A copy of our annual report is enclosed.
DATE OF MAILING:	This notice, the attached proxy statement, the accompanying proxy card and our annual report are first being mailed to stockholders on or about April 16, 2010.

By Order of the Board of Directors

V. Holly Albert,
Senior Vice President, General Counsel and Secretary

San Jose, California
April 16, 2010

CALLIDUS SOFTWARE INC.

2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS
CALLIDUS SOFTWARE INC.
(Solicited on behalf of the Board of Directors)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES

WHAT IS A PROXY?

The board of directors of Callidus Software Inc. is soliciting your vote at our 2010 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Ronald J. Fior and V. Holly Albert have been designated as proxies for our 2010 annual meeting of stockholders.

WHO CAN VOTE AT THE MEETING?

The record date for our 2010 annual meeting of stockholders is April 5, 2010. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

On the record date, 31,158,888 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record:  If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner:  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank, or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete, and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Written Proxy:  Stockholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card. Street name or beneficial holders must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.

By Telephone and Internet Proxy:  Street name or beneficial holders may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.

In Person:  All stockholders may vote in person at the meeting. Street name or beneficial holders must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if the holder of the shares:

•	is present and votes in person at the annual meeting; or

•	has timely and properly submitted a proxy card.

HOW ARE ABSTENTIONS COUNTED?

Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present.

WHAT ARE THE CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

In the vote on the election of our director nominees, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Assuming a quorum is present, directors will be elected by a plurality of the votes cast.

Majority Vote Policy:  Our corporate governance guidelines, which are summarized later in this proxy statement, set forth the procedures if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation to the board of directors following certification of the shareholder vote.

The Nominating and Corporate Governance Committee is required to make recommendations to the board of directors with respect to any such letter of resignation. The board of directors is required to take action with respect to this recommendation and to disclose their decision-making process. Full details of this Policy are set out in our corporate governance guidelines which are available on our website located at http://www.callidussoftware.com/callidus/investor-relations/governance/and under “Vote Required in Proposal One — Election of Directors” below.

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

In the vote on the ratification of the selection of KPMG LLP as our independent auditors, stockholders may:

•	vote in favor of ratification;

•	vote against ratification; or

•	abstain from voting on ratification.

Assuming a quorum is present, the selection of KPMG LLP as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG LLP, the appointment of the independent auditors will be reconsidered by the Audit Committee of the board of directors.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010.

WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR in connection with the election of all director nominees in uncontested elections and FOR the proposal to ratify the selection of KPMG LLP as our independent auditors.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by completing and returning each proxy card you receive.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

We believe that the selection of KPMG LLP as our independent auditors is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable stockholder.

Unlike prior years, however, beginning with our 2010 annual meeting the failure of a stockholder to instruct his or her brokerage firm to vote “for” a director in an uncontested election will no longer be considered a routine matter. Accordingly, unless a stockholder affirmatively instructs his or her brokerage firm to vote his or her shares “for” or “withheld” as to a director in an uncontested election, such shares shall be treated as if the stockholder “abstained” to vote as to the director, such that neither a vote “for” or “withheld” shall be counted in connection with that director. If a director in an uncontested election receives a greater number of “withheld” votes than “for” votes, he or she will be required to tender his or her resignation as explained in the “Majority Vote Policy” of the question “What are the choices when voting for Director Nominees, and what vote is needed to elect directors?” above.

HOW DO I CHANGE OR REVOKE MY PROXY?

You may change or revoke your proxy at any time before it is voted. Proxies for shares held of record may be changed or revoked by timely (i) filing with our Secretary a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to commencement of the vote at the meeting. Any written notice of revocation or subsequent proxy for shares held of record should be delivered to: Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, California 95113, Attention: Secretary.

HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

Stockholders may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which you may present a proposal or nominate a candidate for the board of directors is described in our bylaws. You may contact our Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website located at http://www.callidussoftware.com/callidus/investor-relations/governance. When submitting a candidate for nomination to the board of directors to the Secretary, you should submit all information relating to such potential nominee required under Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including biographical and other information about the candidate, a statement of the candidate’s qualifications and any other data supporting the nomination.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to our Secretary in a timely manner. In order to be included in our proxy materials for our 2011 annual meeting of stockholders, proposals must be received by us no later than December 17, 2010 and have complied with the requirements of Rule 14a-8 of the Exchange Act.

Stockholders intending to present a proposal at our 2011 annual meeting, but not intending to have such proposal included in our 2011 proxy materials, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that you must submit a written notice of intent to present such a proposal to our Secretary at our principal executive offices not later than the close of business on the ninetieth calendar day, nor earlier than the close of business on the one hundred and twentieth calendar day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such proposals for the 2011 annual meeting on or after February 1, 2011 and on or before March 3, 2011. Notices received outside of this period, along with any proposals contained therein, will be considered untimely and the proposals or nominees set forth therein will not be brought before the annual meeting.

WHO BEARS THE COST OF THIS SOLICITATION?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?

In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2009 annual report to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, you may submit a written request to our Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, CA 95113 or a verbal request by telephone to Investor Relations at (408) 808-6577. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2009 annual report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSALS FOR ACTION AT THE ANNUAL MEETING

Proposal One:

Election of Directors

Our bylaws provide that the board of directors may consist of five to nine directors, the exact number of which is determined by the board of directors from time to time. The board of directors is currently comprised of seven directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2010)	Class II (2011)	Class III (2012)

George B. James	William B. Binch	Charles M. Boesenberg
David B. Pratt	Michele Vion	Leslie J. Stretch
Robert H. Youngjohns

Based on the recommendation of the Nominating and Corporate Governance Committee, the board of directors has nominated George B. James, David B. Pratt and Mark A. Culhane for election as Class I directors, each to serve three-year terms that expire at the annual meeting of stockholders in 2013 or until their successors are duly elected and qualified. Messrs. James and Pratt are currently serving as Class I directors and have each consented to serve for a new term.

In considering board of director nominations for the 2010 annual meeting of stockholders, the Nominating and Corporate Governance Committee discussed with each potential nominee their willingness and ability to perform the continuing obligations of a member of the board of directors. In the course of these discussions, Mr. Robert H. Youngjohns advised the committee that he was undertaking expanded responsibilities in his position with Microsoft Corporation, and that he was concerned about his ability to continue to devote the time required to meet his obligations as a member of the Company’s board of directors. Noting with appreciation Mr. Youngjohns’ many years of service to the Company, both as CEO and as a member of the board of directors, the committee nonetheless concluded, and Mr. Youngjohns concurred, that it was in the best interests of both the Company and Mr. Youngjohns that he not be nominated for an additional three-year term. Mr. Youngjohns will continue to serve as a director until his term expires at the 2010 annual meeting of stockholders.

Having determined that Mr. Culhane would be a valuable addition to the board of directors, the committee recommended to the board of directors that Mr. Mark A. Culhane be nominated to replace Mr. Youngjohns on the board of directors upon Mr. Culhane’s election by our stockholders at our 2010 annual meeting. It is based on that recommendation that the board of directors has nominated Mr. Culhane for election as a Class I director as set forth above.

Directors in Class II and Class III are not being re-elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

The three Class I directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.

In an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is obligated to promptly tender his or her resignation to the board of directors following certification of the shareholder vote. This election is an uncontested election.

In the event of a tendered resignation following a Majority Withheld Vote, the Nominating and Corporate Governance Committee shall thereafter promptly consider the resignation offer and recommend to the board of directors action with respect to the tendered resignation, which may include accepting the resignation, maintaining the director but addressing the underlying cause of the withheld votes, resolving not to re-nominate the director in the future, rejecting the resignation, or any other action such committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Corporate Governance Committee will take into account all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the board of directors, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Nominating and Corporate Governance Committee’s recommendation, the board of directors will consider the factors and possible actions considered by the Nominating and Corporate Governance Committee and such additional information, factors and possible actions the board of directors believes to be relevant or appropriate.

Following the board of directors’ decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly disclose the board of directors’ action with respect to the tendered resignation (providing a description of the process by which the decision was reached and, if applicable, the reasons for not accepting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

Except as indicated below, any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or board of directors’ consideration regarding the action to be taken with respect to the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee receive a Majority Withheld Vote at the same election, then the independent directors who are on the board of directors who did not receive a Majority Withheld Vote will appoint a committee of the board of directors amongst themselves solely for the purpose of considering the tendered resignation and will recommend to the board of directors action to be taken with respect to the tendered resignation. This committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote. If all of the independent directors receive Majority Withheld Votes, all directors will participate in the consideration of the action to be taken with respect to the tendered resignations. To the extent that one or more directors’ resignations are accepted by the board of directors, the Nominating and Corporate Governance Committee will recommend to the board of directors whether to fill such vacancy or vacancies or to reduce the size of the board of directors.

It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

Mark A. Culhane, age 50, has been the Executive Vice President and Chief Financial Officer of DemandTec, Inc., a provider of consumer demand management solutions, since 2001. Previously, Mr. Culhane worked at iManage, Inc., a provider of e-business content and collaboration software, as its Chief Financial Officer and Secretary from September 1998 to August 2001. Prior to his time at iManage, Mr. Culhane worked at SciClone Pharmaceuticals, Inc., an international biopharmaceutical company, from July 1992 to December 1997, in a variety of roles with ever increasing responsibility, ultimately as Chief Financial Officer and Secretary. From July 1982 to July 1992, Mr. Culhane worked at Price Waterhouse, ending his tenure as Senior Manager. Mr. Culhane earned his BS in Business Administration from the University of South Dakota. The board of directors believes that Mr. Culhane’s extensive experience in key operational and financial positions along with his decade of work as an auditor will provide the board of directors and our Audit Committee with valuable insight and perspectives regarding public company accounting, particularly in light of our focus on recurring revenues.

George B. James, age 72, has served as a director of Callidus since May 1999. Mr. James also currently serves as director of Pacific States Industries, a private lumber distribution company. From 1985 to 1998, Mr. James served as Senior Vice President and Chief Financial Officer of Levi Strauss & Company, an apparel manufacturer. Prior to joining Levi Strauss & Company, Mr. James was Executive Vice President and Chief Financial Officer, and later Group President, with Crown Zellerbach Corporation, a paper mill company, from 1982 to 1985. His previous experience also includes ten years with Arcata Corporation, a forest product and printing company, as Senior Vice President and Chief Financial Officer, and three years with PepsiCo Leasing Corporation, an equipment leasing company, as Vice President of Finance. Mr. James also served as a member of the Board of Directors and on the Audit Committee of The Sharper Image, a consumer products company, from 1999 to 2008. Mr. James holds a B.A. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business. The board of directors considers Mr. James a seasoned business veteran with significant strategic, operational and in depth accounting knowledge whose contributions to the board of directors and Audit Committee continue to be invaluable.

David B. Pratt, age 70, has served as a director of Callidus since June 2004 and served as our Interim President and Chief Executive Officer from June 2004 to May 2005. Prior to joining Callidus, Mr. Pratt served as Interim President and Chief Executive Officer of AvantGo, Inc., a mobile internet service company, from October 2002 to February 2003. From April 2002 until October 2002, he volunteered as Interim President and Chief Executive Officer of the YMCA of the Mid-Peninsula, where he remains a member of the board of directors. From January 2000 to March 2001, Mr. Pratt served as President and Chief Executive Officer of gForce Systems, an enterprise software company focusing on e-learning. Prior to joining gForce, Mr. Pratt was Executive Vice President and Chief Operating Officer of Adobe Systems, Inc., a software company, from May 1988 to January 1998. From October 1987 to April 1988, Mr. Pratt was Executive Vice President and Chief Operating Officer of Logitech, Inc., a manufacturer of computer input devices. Prior to Logitech, Mr. Pratt served as Senior Vice President and Chief Operating Officer of Quantum Corporation from February 1986 to March 1987. Mr. Pratt currently serves on the boards of directors of The SETI Institute and YMCA of the USA, and has in the past also served on the board of Plumtree Software from 2002 until October 2005. Mr. Pratt holds an M.B.A. from the University of Chicago and a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology. The board of directors regards Mr. Pratt as a strong executive with a deep understanding of public company operational, financial and governance standards that the board of directors considers important in guiding the company in the future.

Information Concerning Directors Continuing in Office

William B. Binch, age 70, has served as a director of Callidus since April 2005 and as our Lead Independent Director of our board of directors since October 2008. Mr. Binch also currently serves as director of MedeAnalytics Inc., (formerly, MedeFinance, Inc.) since June 2004, an application service provider of financial and analytical resources to the healthcare industry; and Saama Technologies, Inc., since October 2000, a consulting and system integration firm specializing in business intelligence and analytics. Mr. Binch also served as director of SPSS Inc., a predictive analytics technology company, from March 2001 until its acquisition by IBM in October 2009. From 2003 to 2004, Mr. Binch served as the Chief Executive Officer and President of SeeCommerce, a business performance management software company. Prior to joining SeeCommerce in 1999, Mr. Binch served as Senior Vice President of Worldwide Operations for Hyperion Solutions Corporation, an enterprise software and services company, and as a senior executive at Business Objects S.A. and Prism, Inc., both of which are business intelligence and data warehousing companies. Mr. Binch also previously served for five years at Oracle Corporation, ultimately as Vice President of Strategic Accounts. Mr. Binch holds a B.S., IE degree from the University of Maryland. The board of directors believes that Mr. Binch’s extensive experience as a senior executive, and detailed knowledge supervising sales organizations in particular, are important assets that assist the board of directors and management to identify and define the company’s strategic initiatives and contribute to the structuring of internal operations.

Charles M. Boesenberg, age 61, has served as a director of Callidus since February 2006, as Chairman of the Board since November 2008, and as Executive Chairman of the Board from November 2007 to November 2008. From January 2002 to June 2006, Mr. Boesenberg served as Chief Executive Officer and, beginning in August 2002, Chairman of the Board at NetIQ Corp, a provider of integrated systems and security management solutions. Prior to joining NetIQ, Mr. Boesenberg held senior executive positions at IBM and Apple and served as president and chief executive officer of Central Point Software, Magellan and Integrated Systems. Mr. Boesenberg currently serves as a member of the Board of Directors of Silicon Graphics, Inc., a provider of computer servers and data storage solutions, Ancestry.com, an online provider of family history resources, and Keynote Systems, Inc. a provider of on-demand test and measurement products for mobile communications and Internet performance. Previously, Mr. Boesenberg was a director at Interwoven, Symantec, Macromedia and Maxtor. Mr. Boesenberg holds a B.S. in mechanical engineering from the Rose Hulman Institute of Technology and a M.S. in business administration from Boston University. Mr. Boesenberg is a veteran leader adept at implementing and advancing strategic initiatives, negotiating mergers and acquisitions, managing corporate operations and guiding executives. His familiarity and skillful ability to interact with the investment community also add to his importance to the board of directors.

Michele Vion, age 50, has served as a director of Callidus since September 2005. Ms. Vion was employed at Level 3 Communications, Inc., an international communications company, as Group Vice President of Human Resources from November 2008 to January 2010 and previously served as Senior Vice President, Human Resources, from September 2006 to November 2008. Ms. Vion was also previously employed at Sun Microsystems, Inc., a computer networking company, in a variety of positions including Vice President of Human Resources from 2003 to 2005, Director of Human Resources from 2001 to 2003, and Director of Compensation from 1999 to 2001. Prior to her employment at Sun, Ms. Vion held senior human resource and compensation positions at Storage Technology Corporation, a data management and storage company, Electronic Data Systems Corporation, a global technology services company, and JP Morgan, a global financial services firm. Ms. Vion holds a Bachelor of Arts in East Asian Studies and Economics from Wesleyan University. The board of directors deems the vast knowledge of human resources activities including a wide variety of compensation plan structures which Ms. Vion brings to the board of directors important strategically in the company’s development of its products to target markets and in structuring and maintaining the company’s own operations.

Leslie J. Stretch, age 48, has served as our President and Chief Executive Officer since December 2007. Previously, Mr. Stretch was our Senior Vice President, Global Sales, Marketing and On-Demand Business from July 2007 to November 2007, Senior Vice President, Worldwide Sales from April 2006 to July 2007, and Vice President, Worldwide Sales from November 2005 to April 2006. Prior to joining Callidus, Mr. Stretch served as interim CEO for The Hamsard Group, plc. in the United Kingdom from April 2005 to September 2005. Previously, Mr. Stretch served in a variety of roles at Sun Microsystems, most recently as Senior Vice President of Global Channel Sales from January 2005 to April 2005, UK Vice President and Managing Director from February 2003 to January 2005, and UK Sales Director from May 1996 to February 2003. Prior to joining Sun Microsystems, Mr. Stretch served in a variety of roles at Oracle Corporation, U.K. including Director of Retail and Commercial Business UK from June 1995 to June 1996, Branch Manager Western Canada from 1994 to 1995, and Branch Manager Scotland from 1989 to 1994. Mr. Stretch holds a B.A. in Economics and Economic History from the University of Strathclyde and a Postgraduate Diploma in Computer Systems Engineering from the University of Edinburgh. Mr. Stretch’s long and intimate knowledge of the needs of large multi-national corporate sales organizations based on his years of successfully managing these organizations is critical to the strategic planning and development of the company and its products. Additionally, the board of directors considers Mr. Stretch’s input regarding the day-to-day operations, risks, and initiatives of the company to be vital to its understanding of the company.

Proposal Two:

Ratification of Appointment of Independent Auditors

On the recommendation of our Audit Committee, our board of directors has appointed KPMG LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2010. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG LLP will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement if they so desire. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the board of directors will reconsider the appointment.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Auditor Information

The fees billed or expected to be billed to us by KPMG LLP with respect to our 2009 fiscal year are as follows:

Audit Fees:  The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2009 fiscal year and the reviews of periodic interim financial statements for the 2009 fiscal year were approximately $1,008,000 compared to approximately $1,292,200 for the 2008 fiscal year.

Audit-Related Fees:  The aggregate fees billed for services rendered by KPMG for assurance and related services that were reasonably related to the performance of the audit or the review of our financial statements for the 2009 fiscal year were approximately $7,500 compared to $10,000 for the 2008 fiscal year.

Tax Fees:  The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning were approximately $31,600 for fiscal year 2009, compared to approximately $58,000 for fiscal year 2008. The Audit Committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG’s independence and determined that they were.

All fees billed in each of the last two fiscal years for products and services provided by KPMG are described above and all audit-related services and tax services were pre-approved by the Audit Committee.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Our board of directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board of directors selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Our board of directors and management have been and remain committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders. To that end, during the past year, our board of directors and management have periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. In doing so, our board of directors also reviewed current best practices of similarly situated public companies.

We have in place a variety of policies and practices to promote good corporate governance. Consistent with our corporate governance guidelines and the rules of the NASDAQ Global Market, our board of directors has determined that a majority of the members of our board of directors is “independent” and that all members of the Audit and Qualified Legal Compliance, Compensation, and Nominating and Corporate Governance Committees also satisfy such independence criteria. Since 2007, the compensation of our Chief Executive Officer has been approved by the members of the board of directors based upon the recommendation of the Compensation Committee and such other information as the board of directors chooses to consider. At the direction of our board of directors, we also have:

•	periodically reviewed and made any necessary updates to the charters for our Audit, Compensation and Nominating and Corporate Governance Committees;

•	established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	established a code of business conduct and ethics applicable to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines, as referred to above. The Nominating and Corporate Governance Committee of our board of directors is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the board of directors concerning corporate governance matters. Among the matters addressed by the corporate governance guidelines are:

•	Director Independence — Independent directors shall constitute at least a majority of our board of directors.

•	Monitoring Board Effectiveness — The corporate governance guidelines require that the board of directors conduct an annual self-evaluation of the functioning of the board of directors and its committees.

•	Chairman of the Board and Lead Independent Director — The roles and responsibilities of the Chairman of the board of directors and the Lead Independent Director are generally described in the corporate governance guidelines, as described under the sections entitled, “Chairman of the Board of Directors” and “Lead Independent Director,” below.

•	Executive Sessions of Directors — The Chairman and the non-employee directors regularly meet without management present, and such sessions are led by Mr. Boesenberg, Chairman of the board of directors, and the independent chairpersons of the applicable committees of the board of directors. Meetings of Independent directors are led by Mr. Binch, Lead Independent Director.

•	Board Access to Independent Advisors — Our board of directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors or advisors as each deems necessary or appropriate.

•	Board Committees — All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with applicable NASDAQ criteria.

Copies of our corporate governance guidelines, code of business conduct and ethics and committee charters can be found on our website at http://www.callidussoftware.com/callidus/investor-relations/governance/.

Meetings of the Board of Directors

Our board of directors held thirteen regular and special meetings and authorized four actions by unanimous written consent in 2009. Each director attended at least 75% of all meetings of the board of directors held during the period in which he or she was a director in 2009. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to make every effort to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve. All seven of our directors holding office at the time attended our 2009 annual meeting of stockholders.

Risk Oversight

Our board of directors’ role in our risk oversight process includes receiving regular reports from senior management on areas of material risk to our business, including operational, financial, legal and regulatory, strategic, ethical and reputational risks. Our board of directors has formalized this process by establishing a Corporate Compliance Program and appointing a Chief Compliance Officer to oversee its operations. The entire board of directors (or an appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the Chief Compliance Officer as well as additional comments or recommendations from any member of senior management in order to enable it to understand our risk identification, risk management and risk mitigation processes and strategies. Additionally, when a committee receives a report on a particular risk, the chair of the relevant committee may also report on the discussion to the entire board of directors during the committee reports portion of the next meeting of the board of directors. This enables the Board and its committees to coordinate the risk oversight role.

Code of Business Conduct and Ethics

Callidus has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer, principal financial officer and principal accounting officer. During 2009, no waivers were granted from any provision of the code of business conduct and ethics.

A copy of our code of business conduct and ethics is available on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/ and may also be obtained without charge by contacting our Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, CA 95113. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on the website referred to above.

Independence of Directors

The board of directors has determined that as of the date of this proxy statement each of William B. Binch, George B. James, David B. Pratt and Michele Vion is “independent” within the meaning of Rule 4200(a)(15) of the Nasdaq Global Market listing standards and that Mark A. Culhane will be “independent” if elected. In making the independence determination, the board of directors considered certain arms-length transactions with service providers with which Ms. Vion is affiliated.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, CA 95113 or by submitting an e-mail to boardofdirectors@callidussoftware.com. The Lead Independent Director is available for periodic consultation and direct communication with major stockholders of the Company. Stockholders and others may also direct their correspondence solely to the Chairperson of the Audit Committee or to our Secretary. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Committees of the Board of Directors

The board of directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full board of directors. Each committee reviews the progress and results of its meetings with the full board of directors and makes recommendations to the board of directors as and when appropriate. The board of directors presently has three standing committees: an Audit Committee (which also serves as our Qualified Legal Compliance Committee), a Compensation Committee and a Nominating and Corporate Governance Committee. Each director who served on a committee attended at least 75% of all meetings of each such committee held during the period in 2009 during which he or she was a member of such committee. Each of the three standing committees of the board of directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/.

Audit Committee and Qualified Legal Compliance Committee

The Audit Committee and Qualified Legal Compliance Committee currently consist of:

George B. James (Chair)
William B. Binch
David B. Pratt
Mark A. Culhane will replace William Binch, if elected

The Audit Committee met twelve times and took no actions by unanimous written consent in 2009. Messrs. James, Binch and Pratt were members of our Audit Committee at the end of 2009. Mr. James serves as Chairperson of the Audit Committee. Each of Messrs. James, Binch, Pratt, and Culhane, if elected, is “independent” as defined under Marketplace Rules 4200(a)(15) and 4350(d)(2) of the Nasdaq Global Market listing standards and meets the independence requirements of Rule 10A-3(b)(i) under the Exchange Act. The board of directors has determined that each of Messrs. James, Binch, and Pratt qualify, and Mr. Culhane will qualify, if elected, as “financial experts” as defined by the rules of the Securities and Exchange Commission. Pursuant to its charter, which was amended and restated on March 5, 2009 and a copy of which is available on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/, the Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee and terminate the independent auditors;

•	review and approve the scope of the annual audit;

•	review and pre-approve the engagement of our independent auditors to perform audit and non-audit services and the related fees;

•	review the integrity of our financial reporting process;

•	review our financial statements and disclosures and filings with the Securities and Exchange Commission;

•	review funding and investment policies;

•	review and approve an annual report of the Audit Committee for inclusion in our annual proxy statement;

•	review disclosures from our independent auditors regarding Independence Standards Board Standard No. 1;

•	review and, if appropriate, approve related party transactions; and

•	review and assess annually our Audit Committee’s performance and the adequacy of its charter.

The members of our Audit Committee also act as our Qualified Legal Compliance Committee, or “QLCC”, which is responsible for reviewing any reports made to our QLCC by attorneys representing us or our subsidiaries of a material violation or breach arising under United States federal or state laws. As no such violations or breaches were reported to us in the last fiscal year, the QLCC did not meet in 2009. The QLCC has the authority and responsibility to adopt written procedures for the confidential receipt, retention and consideration of any report of violations and determine whether an investigation is necessary. The QLCC also has authority to initiate investigations and recommend that we implement appropriate measures in response to such reported violations. The Audit Committee, acting as the QLCC, reports to the board of directors at least once a year on any reports received and investigations conducted. The QLCC acts only by majority vote.

A report of the Audit Committee for fiscal year 2009 is included in this proxy statement.

Compensation Committee

The Compensation Committee currently consists of:

Michele Vion (Chair)
William B. Binch
David B. Pratt

The Compensation Committee met six times and took two actions by written consent in 2009. The board of directors has determined that each of the members of the Compensation Committee, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 and “independent” as defined under Rule 4200(a)(15) of the Nasdaq Global Market listing standards.

Among the Compensation Committee’s specific responsibilities are the following:

•	overseeing our compensation and benefits policies generally;

•	evaluating the performance of our executives and reviewing our management succession plans;

•	overseeing and setting compensation for our executive officers other than our President and CEO and advising and making compensation recommendations to the board of directors for our President and CEO and directors;

•	reviewing and approving a discussion and analysis on executive compensation for inclusion in our annual proxy statement;

•	reviewing and approving any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and

•	reviewing and assessing annually our Compensation Committee’s performance and the adequacy of its charter.

A copy of the Compensation Committee charter, which was amended and restated on March 5, 2009, can be accessed electronically at http://www.callidussoftware.com/callidus/investor-relations/governance/. For more information regarding the Compensation Committee’s processes and use of consultants, see the compensation discussion and analysis included in this proxy statement below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of:

William B. Binch (Chair)
George B. James
Michele Vion

The Nominating and Corporate Governance Committee met two times and took no actions by written consent in 2009. The board of directors has determined that each of the members of the Nominating and Corporate Governance Committee, is “independent” as defined under Rule 4200(a)(15) of the Nasdaq Global Market listing standards. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	making recommendations to our board of directors regarding nominees to the board of directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the board of directors;

•	evaluating and recommending to our board of directors any revisions to our corporate governance guidelines;

•	establishing criteria for membership on the board of directors and its committees, including criteria as to director independence;

•	overseeing the process for evaluating the performance of our board of directors and its committees;

•	evaluating the current composition, organization and governance of our board of directors and its committees, determining future requirements and making recommendations to our board of directors for approval;

•	reviewing policies related to related party transactions and conflicts of interest; and

•	reviewing and evaluating annually the Nominating and Corporate Governance Committee’s performance, including compliance with its charter.

Consideration of Director Nominees

Stockholder Nominees.  The bylaws of Callidus permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Annual Meeting, the Proxy Materials and Voting Your Shares — How Do I Propose Actions for Consideration or Nominate Individuals to Serve as Directors at Next Year’s Annual Meeting of Stockholders?” The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on the board of directors and compliance with the membership criteria set forth below under “Director Qualifications.”

Director Qualifications.  Our corporate governance guidelines contain board of directors membership criteria that apply to nominees recommended by our Nominating and Corporate Governance Committee for a position on our board of directors. The qualifications to be considered by the Nominating and Corporate Governance Committee include judgment, diversity, age, skills, background and experience in light of the board of directors’ present composition and the current challenges and needs of the board of directors and its committees. The Nominating and Corporate Governance Committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines, the board of directors committees’ charters and applicable laws and regulations and the ability of the candidate, in light of the candidate’s present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee decides whether to fill such vacancies and, if so, considers various potential candidates to fill each vacancy. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board of directors members, professional search firms engaged by us, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers certain properly submitted stockholder nominations for candidates for the board of directors. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. In evaluating director nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Board Structure

Our board of directors is structured such that there is a Chairman of the Board and, if the Chairman of the Board is not independent, a separate Lead Independent Director. This structure was implemented in November 2007 during the transition of our President and Chief Executive Officer position from Mr. Robert Youngjohns to Mr. Leslie Stretch. At that time, our board of directors named Mr. Boesenberg Executive Chairman of the Board and increased his Chairman duties to include assisting the executive management team with executive operational support, as needed, for one year. In order to concurrently maintain appropriate independence on the board of directors, our board of directors also created the position of Lead Independent Director. Additionally, the board of directors has determined to separate the positions of chief executive officer and chairman of the board of directors. The board of directors believes that separating these roles provides us with the right foundation to pursue corporate strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance.

Mr. Boesenberg currently serves as non-executive Chairman of the Board. However, given Mr. Boesenberg’s operational role in 2008 as Executive Chairman, the board of directors has determined that Mr. Boesenberg is not independent within the meaning of Rule 4200(a)(15) of the Nasdaq Global Market listing standards. Therefore, our board of directors has chosen to retain the structure of having Mr. Binch serve as Lead Independent Director for the current time.

Duties of Chairman of the Board

The duties of the Chairman of the board of directors, include: (i) the review and approval of all agendas of the board of directors in consultation with the Chief Executive Officer and Lead Independent Director of the board of directors, (ii) presiding over meetings of the board of directors, (iii) approving meeting schedules to assure that there is sufficient time for discussion of all items, (iv) serving as a liaison between our Chief Executive Officer and our board of directors, and (v) leading the board of directors’ annual evaluation process of the Chief Executive Officer.

Duties of the Lead Independent Director of the Board

The Lead Independent Director is selected from among our independent directors. Mr. Binch is an independent director within the meaning of Rule 4200(a)(15) of the Nasdaq Global Market listing standards. The duties of the Lead Independent Director of the board of directors include: (i) working directly with the Chairman to develop agendas for meetings of the board of directors, (ii) leading the review process of the Chairman, (iii) serving as a liaison between the independent directors and the Chairman and Chief Executive Officer, (iv) being available for periodic consultation and direct communication with major stockholders of the Company, (v) calling and presiding over meetings of the independent directors, (vi) overseeing corporate governance matters, including being the Chairman of the Nominating and Corporate Governance Committee, as well as, evaluating the performance of the board of directors and its committees, and (vii) reviewing the findings of the evaluation with directors and members of the Company’s executive management team.

Executive Sessions

Executive sessions of directors without Company executive management present are held regularly. The sessions are scheduled and led by either the Chairman or the Lead Independent Director of the board of directors and/or the applicable independent chairperson of the committee of the board of directors. Any director can request that an additional executive session be scheduled.

Compensation Plans Risk Assessment

As part of its oversight of our operations, our board of directors, and our Compensation Committee in particular, along with our management team, has reviewed the risk impact of our various compensation plans, including our executive compensation programs. Based on this review, our board of directors has concluded that our compensation plans, including our executive compensation programs, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

INFORMATION REGARDING COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS

Director Compensation

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers.

Director Cash Compensation

Non-employee directors receive an annual retainer of $30,000. Chairpersons of each of the committees of our board of directors receive additional annual cash retainers of $20,000, $15,000, and $8,000 for the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively.

Additionally, we pay each committee member (other than the respective chairpersons of the committees) additional annual cash retainers of $10,000, $8,000, and $6,000, for membership on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. Each of the annual cash retainers is payable in quarterly installments.

For the majority of 2009, we paid our Chairman an additional annual retainer of $50,000, payable quarterly. This amount was reduced to $30,000 effective December 1, 2009. We pay our Lead Independent Director an additional annual retainer of $20,000, which is also paid quarterly.

Our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort.

Director Equity Compensation

We believe it is important to align the long-term interests of the non-employee directors with those of the Company and its stockholders and that awarding equity compensation to our non-employee directors is an appropriate means to achieve this alignment.

For 2009, our policy provided that each new director received a non-qualified stock option to purchase 25,000 shares of our common stock that vests over four years (25% after one year and monthly thereafter) and a restricted stock unit award of 7,500 shares of our common stock that vested over a period of three years (33.3% after one year and quarterly thereafter). In March 2010, we modified the terms by which we will award restricted stock units to new non-employee directors such that all 7,500 shares will be fully vested immediately, but no shares will be issued until the earlier of date of the director’s departure from the board of directors (whether by resignation, death or failure to be reelected) or upon a change in control.

Each non-employee director continuing in office after our annual meeting of stockholders also receives an annual grant of an immediately vested non-qualified stock option to purchase 15,000 shares immediately following each annual stockholders’ meeting. In March 2009, we modified the annual equity compensation awarded to non-employee directors such that in addition to the non-qualified option to purchase 15,000 shares, each will also receive a restricted stock unit award of 5,000 shares of our common stock, which will vest immediately, but no shares will be issued until the earlier of date of the director’s departure from the Board (whether by resignation, death or failure to be reelected) or upon a change in control.

We have entered into change of control agreements with each of our non-employee directors, which provide that in the event of a change of control of Callidus, all options and stock awards, including restricted stock unit awards held by each director at the time of a change of control, will immediately become vested.

We believe our current policy for equity awarded to our non-employee directors aligns the interests of our directors with the interests of the Company and our stockholders by increasing ownership of our common stock by our non-employee directors.

The table below shows the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2009.

DIRECTOR COMPENSATION

	Fees Earned or Paid in	Stock Awards	Option Awards
Name	Cash ($)	($)(1)(2)	($)(1)(3)	Total ($)

William B. Binch	$76,000	$14,450	$19,758	$110,208
Charles M. Boesenberg	$77,498	$14,450	$—	$91,948
Michael A. Braun(4)	$12,667	$—	$12,704	$25,370
George B. James	$56,000	$14,450	$19,758	$90,208
David B. Pratt	$48,000	$14,450	$19,758	$82,208
Michele Vion	$51,000	$14,450	$19,758	$85,208
Robert H. Youngjohns	$30,000	$14,450	$19,758	$64,208

(1)	Amounts represent the grant date fair value of equity-based awards granted during 2009, determined in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(2)	At December 31, 2009 the aggregate number of all stock awards outstanding for each director, including those awarded in 2009, was as follows: William B. Binch 5,000; Charles M. Boesenberg 5,000; George B. James 5,000; David B. Pratt 5,000; Michele Vion 5,000; and Robert H. Youngjohns 5,000.

(3)	At December 31, 2009 the aggregate number of all unexercised option awards outstanding, for each director, including those awarded in 2009, was as follows: William B. Binch 101,561; Charles M. Boesenberg 94,080; Michael A. Braun 235,056; George B. James 209,667; David B. Pratt 330,767; Michele Vion 86,168; and Robert H. Youngjohns 803,295.

(4)	Mr. Michael A. Braun’s membership on the board of directors ended immediately prior to the Company’s 2009 annual meeting of stockholders but prior to his departure, he received a non-qualified stock option grant to purchase 15,000 shares of the Company’s common stock for his service as a director during the immediately preceding year. Mr. Braun was ineligible for any stock awards in 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement pursuant to Schedule 14A, filed in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended.

THE COMPENSATION COMMITTEE

Michele Vion, Chair
William B. Binch
David B. Pratt

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table elsewhere in this proxy statement, collectively referred to as the “named executive officers”, although much of the discussion applies to all of our senior executives.

Our Compensation Committee

The Compensation Committee of the board of directors is responsible for overseeing our executive compensation program, including reviewing and approving, or recommending to our board of directors, the compensation arrangements for our Chief Executive Officer and other members of senior management. In addition, the Compensation Committee works with management in its review and approvals of other compensation policies and matters, and oversees our equity incentive plans, including reviewing and approving (or recommending to the board of directors for approval) all equity awards to our executive officers. The Compensation Committee has engaged an outside compensation consulting firm, Radford, an Aon Consulting Company (“Radford”) to advise the Compensation Committee and the board of directors on executive and equity compensation matters, including guidance on peer company practices, which the Compensation Committee used in its overall assessment and setting of executive compensation targets for 2009. The consulting firm reports directly to the Compensation Committee, which has sole authority to direct its work, and to the Chairperson of the Compensation Committee in particular.

Objectives of the Executive Compensation Program

The executive compensation program seeks to encourage and reward executive contributions that are beneficial to us and our stockholders. Our Compensation Committee believes that our long-term success is closely tied to our ability to compete in competitive markets for talented executives who are motivated to help us succeed. Therefore, our Compensation Committee has designed and continually reviews and refines our executive compensation program with an intention to accomplish the following goals:

•	maintain and enhance our ability to attract and retain highly qualified executives;

•	encourage performance that aligns executive compensation rewards to our top business priorities;

•	foster a mindset among the executive team that the rewards of our compensation plan are fair and consistent; and

•	focus the executive team on our operating goals by tying a substantial portion of their compensation to performance targets to which they are held accountable.

Our executive compensation program is designed to promote the attainment of strategic annual and long-term business objectives to increase shareholder value. Our executive compensation consists primarily of cash compensation (both base salary and performance-based bonus) and equity compensation providing long-term incentives.

Determining Executive Compensation

The Compensation Committee’s review of individual executive compensation includes an assessment of prior and current compensation and peer group practice. We believe that the amounts and elements of our cash and equity components of our executive compensation program are similar to those of many technology companies. This is primarily the result of industry trends and expectations of senior executives in the markets we target for hiring and retention. In addition, the amounts awarded pursuant to equity grants (in the form of stock options and, beginning in 2008, restricted stock units) are determined by taking into account our retention needs as well as long-term goals established by our board of directors.

As part of its analysis and design of the executive compensation program, the Compensation Committee reviews pay data for senior executives in companies of similar size (based on revenues) and complexity from the software and other high-technology industries that it considers to be our peer group for compensation purposes. The peer group approved by the Compensation Committee for evaluation of 2009 compensation consisted of the following companies:

Actuate Corporation	Kana Software, Inc.	SuccessFactors, Inc.
Advent Software, Inc.	Kenexa Corporation	SumTotal Systems
Ariba, Inc.	Keynote Systems, Inc.	SupportSoft, Inc.
Chordiant Software, Inc.	Pegasystems Inc.	Taleo Corporation
DemandTec, Inc.	Phoenix Technologies Ltd.	The Ultimate Software Group, Inc.
Guidance Software, Inc.	RightNow Technologies, Inc.	Vignette Corporation
Interwoven, Inc.	Saba Software, Inc.
iPass, Inc.	Secure Computing Corporation

Total Cash Compensation

Our executive officers’ total cash compensation consists of:

•	base salary, which is a fixed amount generally set each year, and

•	a performance-based cash bonus, which is paid if we achieve specified business operating goals, as further described below.

After reviewing Radford’s market information and discussing with our Chief Executive Officer effective ways to align business strategy with our executive compensation plan, the Compensation Committee sets total target cash compensation (which is comprised of base salary plus the executive’s target performance bonus) at a rate that it considers competitive with market practice and that will motivate our executive officers to excel.

Total target cash compensation generally falls between the median and the upper third quartile of peer group data. Where the actual cash compensation falls within this range is primarily driven by performance-based incentives designed to motivate executives to implement and exceed our business plan targets by creating a direct link between achievement of our financial performance and individual executive rewards. In determining total target cash compensation for a specific executive officer, the Compensation Committee considers other factors, including the scope of the executive’s particular job, the importance of the executive’s responsibilities to the accomplishment of our significant objectives, expected value of the executive’s future impact or contribution to our success and growth, anticipated changes in our business plans and goals and their potential impact on the executive’s responsibilities, his or her performance in the job, our recent financial performance, and market competitiveness. In addition, the Compensation Committee considers recommendations from our Chief Executive Officer regarding particular motivating factors for specific executive officers other than himself.

The Compensation Committee allocates cash compensation between base salary and performance bonus based on various criteria, including in particular:

•	market data provided by our independent consultant;

•	internal review of each executive officer’s compensation, both individually and relative to other executives; and

•	the length of each executive’s tenure as an executive with our company.

The individual target bonus amounts are approved around the beginning of the calendar year by the Compensation Committee (or the board of directors as it relates to our Chief Executive Officer). For 2009, because their positions’ performance is more directly tied to corporate revenue and profit generation, the Compensation Committee and board of directors determined that the total cash compensation for our Chief Executive Officer and Senior Vice President of Global Sales should be weighed more heavily on performance-based metrics and therefore have a higher portion of their total target cash compensation “at risk” than the other executive officers. The target bonus percentages (as a percentage of base salary) established for the named executive officers under the 2009 Executive Incentive Bonus Plan are set out in the following table:

Position	Target Bonus

President and Chief Executive Officer	100%
Senior Vice President Worldwide Sales	100%
Other Executive Officers	55-75%

2009 Base Salaries

In setting base salaries, the Compensation Committee reviews Radford’s recommendations for market ranges with respect to base salary compensation of officers in comparable corporate positions, comparable industries, and comparable sized companies. Merit-based increases of executive officers’ salaries are considered annually and are awarded based on recommendations of our Chief Executive Officer after assessment of each member of the executive team’s performance as part of his regular performance review process, and the board of director’s assessment of our Chief Executive Officer’s performance. The increase in base salaries in 2009 over 2008 for each of our named executive officers, other than our Chief Executive Officer, was approximately 4%. The increase for our Chief Executive Officer’s base salary in 2009 was approximately 14% from $350,000 to $400,000. This increase was approved by our board of directors partly on its review of market data, but primarily the board of directors felt that a significant increase was warranted because of his successful completion of his first full year in the role of Chief Executive Officer and his increasing responsibilities in this role throughout 2008 (following his appointment at the end of 2007).

2009 Performance Bonuses

Our Executive Incentive Bonus Plan is intended to recognize and reward the link between the achievement of Callidus’ corporate objectives and the executives’ contributions to its success. The plan is designed to motivate the executive team to achieve business targets by placing compensation “at risk” if we do not meet our objectives. The three performance components of our bonus plan for 2009 were:

•	revenue;

•	operating income; and

•	annual contract value.

For 2009, the Compensation Committee continued the practice of reviewing and paying performance-based cash bonuses on a quarterly basis, which it believed was appropriate to maintain executive motivation throughout the year. The board of directors sets the specific quarterly goals for each component twice during the year to allow the board of directors to make needed adjustments to performance targets, if any, to align with changes in our business objectives and business offerings during the year. These goals are based on business plan objectives and are meant to reflect challenging but achievable growth and profitability projections. The target levels for the components may not correlate to our publicly disclosed guidance because the bonus plan targets reflect ranges of expected performance in order to increase the retentive value of our bonus program while offering increased rewards for superior performance. For example, the board of directors may decide to set performance “target” level amounts at a higher or lower level from our business plan objectives as they deem appropriate.

Generally, performance-based cash bonuses are awarded only if we achieve the minimum threshold performance level required for a particular component which, when set, is intended to be a realistic performance level representing a substantial portion of “target” levels. For each quarter of 2009, the minimum threshold for the revenue component was 90% of the target level. The threshold for the operating income component directly correlated to the revenue component threshold and was based upon applicable gross margin assumptions applied to the differences from the revenue component target to the revenue component threshold. The threshold for the annual contract value component was based on approximately 80% of the annual contract value component target based on a review of annual contract value targets adjusted for historical average contract annual transaction values. If a threshold was exceeded but the target level was not reached, then actual performance-based cash payments were based upon the difference between the established targets and actual performance and were pro rated accordingly. In addition to the target component objectives, the board of directors set overachievement goals (internally known as stretch objectives) to motivate the executives to exceed the targets.

For the first two quarters of 2009, each of the three types of performance targets was weighted equally — one-third revenue, one-third annual contract value, and one-third operating income. Beginning in the third quarter of 2009, the board of directors chose to emphasize the importance of annual contract value and operating income to our future success as the transition to a recurring revenue business model continued. As a result, the board of directors increased the weight attributable to each of the annual contract value and operating income components to 40% while decreasing the weight of the revenue component to 20%.

The Compensation Committee retains the right to make discretionary bonus payments under the Executive Incentive Bonus Plan based on meritorious circumstances. No discretionary bonus payments were made to any of our named executive officers in 2009.

The following table shows the pre-established goals for each of our performance components (expressed as a range from the minimum threshold target required for payment of any bonus to the maximum overachievement goal) for each fiscal quarter during 2009, as well as the resulting payout for each executive officer for the quarter (expressed as a percentage of any individual’s target bonus). Where payout percentages are zero, we did not meet the threshold level of performance for any of the components.

	Performance Goals (Range from Threshold to			Weighted
	Overachievement)			Performance and	Total Bonuses
		Annual Contract	Operating	Actual Payout (as a	(Named Executive
FY09 Quarter	Revenue	Values(1)	Income/(Loss)(1)	% of Target Bonus)	Officers)

First	$23.3-$28.5M	$2.5-$4M	$(2.1M)-$.4M	63.59%	$228,419
Second	$23.9-$35M	$2-$3.5M	$(1.4M)-$1.2M	0%	$0
Third	$25-$30M	$3.2-$4.8M	$(3.6M)-($2.3)M	90.45%	$288,286
Fourth	$24-$29M	$4.4-$6.6M	$(3.1M)-($2.1M	0%	$0

			Totals	38.51%	$516,705

(1)	The amounts stated are not based on Generally Accepted Accounting Principles (GAAP). In calculating the amounts stated, the Compensation Committee adjusts for items such as stock-based compensation expense, restructuring expense, amortization of acquired intangible assets and tax benefits or expenses.

Equity Compensation

The Compensation Committee believes that our equity compensation program is important for rewarding our executives and other key employees for long-term performance in a manner that reflects value received by our stockholders, while encouraging retention by subjecting stock option grants and restricted stock unit awards to vesting, typically over four years and three years, respectively.

In making decisions regarding equity compensation, the Compensation Committee considers the dilutive impact on stockholders. In 2009, we sought to limit the number of shares awarded via equity grants and awards such that the target for net dilution of issued and outstanding shares would approximate 3.1%. In order to accomplish this goal, the majority of equity awards issued to eligible employees, including our named executive officers, was in the form of restricted stock units. Because restricted stock units are awarded in smaller share amounts to reflect the fact that they do not have an exercise price like stock options, they lessen dilution of our common stock, while adding retention value to the program by offering incentives to executive officers even in a down market. At the same time, the Compensation Committee recognizes that it is important to diversify the components of our long-term equity incentive program and so, particularly at the executive officer level, we continue to grant stock options to encourage executives to help with efforts to increase our stock price over the long-term vesting schedule of our stock options.

2009 Equity Grants.  During 2009, we granted a combination of restricted stock units and stock options to all of the named executive officers. The determination of the amount of equity awards granted to our Chief Executive Officer was based on the review by our board of directors of the market and peer group data and guidance received from Radford. Similarly, prior to granting equity awards to the other named executive officers, the Compensation Committee examined the market and peer group data and guidance received from Radford and supplemented that review with input from our Chief Executive Officer. The Compensation Committee also reviewed the existing equity holdings of our named executive officers and the value of those holdings prior to making the equity grants. All of the restricted stock units awarded to the named executive officers in 2009 vest in quarterly installments over three years. All of the stock options granted to the named executive officers in 2009 vest in monthly installments over four years.

Each of our named executive officers (other than our Chief Executive Officer) received the same number of equity awards. The dilution and target value of the equity awards was intended to fall within the same range as used for our target cash compensation — i.e., between the median and upper third percentile of our peer group. Because of our stock value, the value of the awards was at the lower end of this range, while the percentage of equity ownership was at the higher end of the range, which we believe was appropriate because, as a technology company, employee equity ownership is particularly important. The allocation between stock options and restricted stock units for our named executive officers (other than our Chief Executive Officer) for the 2009 grants was based on awarding twice the number of restricted stock units as the number of stock options because the Compensation Committee believed that restricted stock units offered the most incentive for the executive officers at this time given our stock price performance, and in addition restricted stock units limited shareholder dilution.

Our Chief Executive Officer received a significantly larger amount of stock options than our other named executive officers, but received a similar amount of restricted stock units. In determining the total initial value and share numbers for his grants, the Compensation Committee considered (i) the same peer group analysis as described above, (2) the percentage of the Chief Executive Officer’s outstanding stock options whose exercise prices materially exceeded the then current fair market value of our common stock, and (3) our board of directors’ belief that the total number of stock options granted would provide a significant incentive for the Chief Executive Officer to work towards an increase in our stock price that aligned with the interests of our stockholders.

CEO’s 2008 Performance Grant.  As described in last year’s proxy statement, in January 2008, the board of directors chose to encourage the retention and performance of our Chief Executive Officer by granting him a restricted stock unit award for 60,000 shares of our common stock that would vest after five years, but each year 20,000 shares would be eligible for accelerated vesting depending on our performance under the Executive Incentive Bonus Plan. As set forth in the table above, our aggregate payout for 2009 was approximately 39% of target bonus based on our performance during the year and using the weighting of performance component described above under “2009 Performance Bonus”. Based on this corporate performance achievement, in early 2010, the board of directors approved the vesting of approximately 39% of the 20,000 shares eligible for accelerated vesting for fiscal 2009 performance.

Equity Grant Policy.  The exercise price of all non-qualified stock option grants is no less than the closing price of our common stock on the NASDAQ Global Market on the date of grant. To avoid any appearance of impropriety concerning the timing of grants and awards, our Compensation Committee has implemented a policy to grant all equity awards for executive officers on the last trading day of the month in which the grant is approved, except that awards to executive officers (other than new hire grants) are not granted during a blackout period or a trading freeze period under our Policy and Procedure on Insider Trading. These policies have been formalized and included in our Equity Award Administration Policy which can be found on our website at http://www.callidussoftware.com/callidus/investor-relations/governance/.

Other Benefits

Change in Control and Severance.  Our executive officers have agreements providing potential severance benefits, including enhanced benefits through equity acceleration if termination occurs in connection with a change in control. The Compensation Committee and our board of directors regularly review the benefits provided by these arrangements. As a result of this review, in November 2009, the severance provisions for our Chief Executive Officer and three of our other executive officers were increased. Detailed descriptions of these arrangements (including a quantification of the benefits) is below in the section entitled “Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers”.

The Compensation Committee believes that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. Because of the significant acquisition activity in the high technology industry, there is a possibility that we could be acquired in the future. Accordingly, the Compensation Committee believes that the severance packages and change of control provisions provide an incentive for these executives to continue to help successfully execute such a transaction from its early stages until closing, in support of a board of directors approved transaction that is considered in the shareholders best interest.

Other.  Our executive officers otherwise participate in employee benefit plans that are provided to our other employees, including our Employee Stock Purchase Plan, 401(k) plan and health and welfare benefits. Generally, we do not provide additional benefits or perquisites to our executives that are not available to all of our employees.

Accounting and Tax Considerations

Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments” requires us to expense stock options in our income statement over the stock option’s vesting period. As a result, in order to limit the amount of expense, we currently grant stock options with maximum terms of five years.

We generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility by us of compensation in excess of $1 million paid to our chief executive officer, chief financial officer or any of our three other most highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. To date, the application of Section 162(m) to us has not resulted in material loss of tax deduction. The Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). For example, our performance bonus plan does not qualify as “performance-based” compensation under Section 162(m), and we grant equity compensation that does not qualify as “performance-based” for purposes of Section 162(m).

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for what are defined as “excess parachute payments” in connection with a change in control, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain persons who receive excess parachute payments. We currently do not provide any executive officer or director with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Sections 280G and 4999 of the Internal Revenue Code.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid to our Chief Executive Officer, Chief Financial Officer and the other five most highly compensated executive officers, including two executive officers who are no longer employed by the Company, for the last fiscal year, for services rendered to the Company in all capacities during the last three fiscal years, to the extent the individual was a named executive officer for such fiscal year.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)		Total ($)

Leslie J. Stretch	2009	$400,000	$163,750	$148,788	$154,040	$—		$866,578
President and Chief	2008	$350,000	$887,400	$—	$247,641	$—		$1,485,041
Executive Officer	2007	$285,833	$—	$1,295,784	$222,701	$—		$1,804,318
Ronald J. Fior	2009	$298,116	$157,200	$35,709	$86,104	$—		$577,129
Senior Vice President,	2008	$286,650	$211,990	$171,270	$152,113	$—		$822,023
Finance and Operations,	2007	$273,000	$—	$394,824	$117,860	$—		$785,684
Chief Financial Officer
Bryan P. Burkhart	2009	$229,939	$157,200	$35,709	$42,809	$181,666	(3)	$647,322
Former Senior Vice	2008	$250,000	$192,270	$—	$176,886	$—		$619,156
President, Global Sales	2007	$230,000	$98,000	$339,624	$369,153	$—		$1,036,777
Steven T. Apfelberg	2009	$180,411	$157,200	$35,709	$24,152	$158,816	(4)	$556,287
Former Senior Vice President, Marketing
V. Holly Albert	2009	$273,000	$157,200	$35,709	$78,849	$—		$544,758
Senior Vice President,	2008	$262,600	$192,270	$171,270	$139,299	$—		$765,439
General Counsel, Secretary
Michael L. Graves	2009	$262,080	$157,200	$35,709	$75,695	$—		$530,684
Senior Vice President,	2008	$252,550	$182,410	$171,270	$133,726	$—		$739,956
Engineering, Chief Technology Officer
Merritt Alberti	2009	$225,525	$169,800	$40,812	$42,507	$46,345	(5)	$524,989
Senior Vice President, Worldwide Client Services

(1)	Amounts represent the grant date fair value of equity-based awards granted during 2007, 2008 and 2009, determined in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(2)	Reflects amounts earned during the year indicated for performance by the applicable executive under the Company’s Executive Incentive Bonus Plan, except in the case of Mr. Burkhart who was promoted to Senior Vice President, Global Sales in November 2007. The amounts indicated in this column as they relate to Mr. Burkhart in 2007 represent sales commissions earned under his 2007 Vice President Sales, Americas Sales Commission Plan.

(3)	Amount reflects the severance benefits and accrued unused vacation paid to Mr. Burkhart upon his termination of employment with the Company. The amount includes lump sum payments of $151,667, which is equal to seven months of Mr. Burkhart’s then current salary, $12,272, which is equal to seven months of COBRA reimburse and $29,999 for accrued unused vacation as of Mr. Burkhart’s last day of employment on October 31, 2009.

(4)	Amount reflects the severance benefits and accrued unused vacation paid to Mr. Apfelberg upon his termination of employment with the Company effective as of September 30, 2009. The amount includes lump sum payments of $136,343, which is equal to seven months of Mr. Apfelberg’s then current salary, $4,214, which is equal to seven months of COBRA reimburse and $22,473 for accrued unused vacation as of Mr. Apfelberg’s last day of employment on September 30, 2009.

(5)	Amount reflects payments made to Mr. Alberti in connection with the relocation of his primary residence from Arizona to a location in Texas closer to the Company’s facilities in Austin, Texas. The amount is comprised of $20,000 in relocation benefits, $20,000 for a temporary housing allowance, and $6,345 as a tax gross up in connection with the $20,000 housing allowance.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of stock options and non-equity incentive plan awards made to our named executive officers during 2009.

										Grant
										Date
							All Other	All Other	Exercise	Fair
		Board of					Stock	Option	or	Value of
		Directors or	Estimated Future Payouts				Awards:	Awards:	Base	Stock
		Compensation	Under Non-Equity				Number of	Number of	Price of	and
		Committee	Incentive Plan Awards(2)				Shares of	Securities	Option	Option
	Grant Date	Action Date	Threshold	Target		Maximum	Stock or	Underlying	Awards	Awards
Name	(1)	(1)	($)	($)		($)	Units(3)	Options(4)	($/Sh)	($)(5)

Leslie J. Stretch	1/30/2009	1/21/2009	$—	$—		—	62,500	—	$—	$163,750
	1/30/2009	1/21/2009	$—	$—		—	—	125,000	$2.62	$148,788
	3/5/2009	—	$340,000	$400,000	(6)	—	—		$—	$—
Ronald J. Fior	1/30/2009	1/21/2009	$—	$—		—	60,000	—	$—	$157,200
	1/30/2009	1/21/2009	$—	$—		—	—	30,000	$2.62	$35,709
	3/5/2009	—	$190,049	$223,587	(6)	—	—	—	$—	$—
Bryan P. Burkhart	1/30/2009	1/21/2009	$—	$—		—	60,000	—	$—	$157,200
	1/30/2009	1/21/2009	$—	$—		—	—	30,000	$2.62	$35,709
	3/5/2009	—	$221,000	$260,000	(6)	—	—	—	$—	$—
Steven T. Apfelberg	1/30/2009	1/21/2009	$—	$—		—	60,000	—	$—	$157,200
	1/30/2009	1/21/2009	$—	$—		—	—	30,000	$2.62	$35,709
	3/5/2009	—	$129,136	$151,925	(6)	—	—	—	$—	$—
V. Holly Albert	1/30/2009	1/21/2009	$—	$—		—	60,000	—	$—	$157,200
	1/30/2009	1/21/2009	$—	$—		—	—	30,000	$2.62	$35,709
	3/5/2009	—	$174,038	$204,750	(6)	—	—	—	$—	$—
Michael L. Graves	1/30/2009	1/21/2009	$—	$—		—	60,000	—	$—	$157,200
	1/30/2009	1/21/2009	$—	$—		—	—	30,000	$2.62	$35,709
	3/5/2009	—	$167,076	$196,560	(6)	—	—	—	$—	$—
Merritt Alberti	5/29/2009	3/5/2009	$—	$—		—	60,000	—	$—	$169,800
	5/29/2009	3/5/2009	$—	$—		—	—	30,000	$2.83	$40,812
	3/5/2009	—	$146,625	$172,500	(6)	—	—	—	$—	$—

(1)	Pursuant to our board of directors-approved policy, stock options and restricted stock units are awarded to Executive Officers, including the named executive officers listed above, on the last trading day of the month in which the award is approved as long as a Blackout Period or Trading Freeze Period under our Insider Trading Policy is not in effect.

(2)	The amounts shown in the column entitled “Threshold” reflect the minimum payment level under our 2009 Executive Incentive Bonus Plan to be paid only upon achievement of 90% of the revenue and approximately 80% of the annual contract value. The threshold for the operating income component is directly correlated to the revenue component threshold and is based upon applicable gross margin assumptions applied to the differences from the revenue component target to the revenue component threshold. The amounts under “Target” assume that 100% of all three of the performance metrics for the targets were achieved. Lesser amounts could be paid if only one or two of the three performance metrics were achieved in any quarterly period. There was no maximum payment level set in 2009, although payments could be above the “Target” amounts if performance exceeded the targets.

(3)	All of the shares subject to these restricted stock unit awards vest over a period of three years in quarterly installments from the date of award.

(4)	The amounts reflect the number of shares of Company common stock granted to each named executive officer in the form of a non-qualified stock option grant. Each option granted was subject to vesting over 48 equal monthly installments from the date of grant and had a maximum five year term.

(5)	Amounts represent the grant date fair value of equity-based awards granted in 2009, determined in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(6)	Actual amounts paid for 2009 are set forth in the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

							Stock Awards
			Number of	Number of			Number of
			Securities	Securities			Shares or	Market Value
			Underlying	Underlying	Option		Units of	of Shares or
			Unexercised	Unexercised	Exercise	Option	Stock That	Units of Stock
	Option		Options	Options	Price	Expiration	Have Not	That Have Not
Name	Grant Date		(#) Excercisable	(#) Unexcercisable	($)	Date	Vested	Vested ($)

Leslie J. Stretch	11/30/2005	(1)	190,000	—	$4.15	11/30/2015	—	$—
	1/31/2007	(2)	87,500	32,500	$7.53	1/31/2012	—	$—
	11/30/2007	(2)	208,333	191,667	$6.26	11/30/2012	—	$—
	1/30/2009	(2)	28,645	96,355	$2.62	1/30/2014	—	$—
	1/31/2008	(3)	—	—	$—	—	50,000	$151,000
	1/31/2008	(4)	—	—	$—	—	45,850	$138,467
	1/30/2009	(5)	—	—	$—	—	46,875	$141,563
Ronald J. Fior	10/15/2002	(6)	15,000	—	$0.84	10/15/2012	—	$—
	12/23/2002	(2)	15,000	—	$0.84	12/23/2012	—	$—
	8/26/2003	(2)	60,000	—	$4.17	8/26/2013	—	$—
	9/1/2004	(7)	80,000	—	$3.92	9/1/2014	—	$—
	2/28/2005	(8)	100,000	—	$4.51	2/28/2015	—	$—
	1/31/2006	(9)	110,000	—	$4.38	1/31/2016	—	$—
	1/31/2007	(2)	87,500	32,500	$7.53	1/31/2012	—	$—
	1/31/2008	(2)	47,916	52,084	$4.93	1/31/2013	—	$—
	1/30/2009	(2)	6,875	23,125	$2.62	1/30/2014	—	$—
	1/30/2009	(5)	—	—	$—	—	45,000	$135,900
Bryan P. Burkhart	12/23/2002	(2)	625	—	$0.84	12/23/2012	—	$—
	1/30/2004	(2)	35,000	—	$15.36	1/30/2014	—	$—
	10/18/2004	(2)	10,000	—	$3.80	10/18/2014	—	$—
	9/30/2005	(2)	100,000	—	$3.70	9/30/2015	—	$—
	8/31/2006	(2)	23,750	—	$4.69	8/30/2011	—	$—
	10/31/2006	(2)	7,500	—	$5.72	10/31/2011	—	$—
	7/31/2007	(2)	16,875	—	$9.80	7/31/2012	—	$—
	11/30/2007	(2)	47,916	—	$6.26	11/30/2012	—	$—
	1/30/2009	(2)	5,625	—	$2.62	1/30/2014	—	$—
V. Holly Albert	8/31/2006	(1)	166,666	33,334	$4.69	8/30/2011	—	$—
	1/31/2007	(2)	18,229	6,771	$7.53	1/31/2012	—	$—
	1/31/2008	(2)	47,916	52,084	$4.93	1/31/2013	—	$—
	1/30/2009	(2)	6,875	23,125	$2.62	1/30/2014	—	$—
	1/30/2009	(5)	—	—	$—	—	45,000	$135,900
Michael L. Graves	2/28/2007	(1)	177,083	72,917	$7.46	2/29/2012	—	$—
	1/31/2008	(2)	47,916	52,084	$4.93	1/31/2013	—	$—
	1/30/2009	(2)	6,875	23,125	$2.62	1/30/2014	—	$—
	1/30/2009	(5)					45,000	$135,900
Merritt Alberti	5/29/2009	(2)	4,375	25,625	$2.83	5/29/2014	—	$—
	4/30/2008	(5)	—	—	$—	—	7,500	$22,650
	5/29/2009	(5)	—	—	$—	—	50,000	$151,000

(1)	Option vested over a period of four years, with 25% of the number of shares vesting on the first anniversary of the date of grant and the remaining 75% vesting in equal monthly installments over the three years thereafter.

(2)	Option vests over a period of four years in equal monthly installments commencing on the date of grant.

(3)	Restricted stock unit award vests over a period of three years, with one-third vesting on the first anniversary of the date of award and the remaining two-thirds vesting in eight quarterly installments thereafter.

(4)	Restricted stock unit award vests on the fifth anniversary of the date of award provided that up to 20,000 shares may vest in each of the first three years after the date of award if and to the extent Company financial performance targets are met.

(5)	Restricted stock unit award vests over a period of three years in twelve quarterly installments commencing on the date of award.

(6)	Option vested over a period of four years in equal monthly installments commencing on September 16, 2002.

(7)	Option vested on September 1, 2007.

(8)	Option vested over a period of four years in equal monthly installments commencing on January 1, 2005.

(9)	Option vested over a period of four years in equal monthly installments commencing on December 6, 2005.

(10)	Following his termination of employment, the time period in which Mr. Apfelberg could exercise his vested outstanding stock options expired such that as of December 31, 2009, Mr. Apfelberg did not have any stock options outstanding.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vesting for our named executive officers during 2009.

			Stock Awards
	Option Awards		Number of Shares
	Number of Shares	Value Realized	Acquired on	Value Realized on
Name	Acquired on Exercise	on Exercise ($)	Vesting	Vesting ($)

Leslie J. Stretch	—	$—	99,775	$276,163
Ronald J. Fior	—	$—	58,000	$156,810
Bryan P. Burkhart	—	$—	57,334	$155,874
Steven T. Apfelberg	5,000	$3,150	31,999	$87,797
V. Holly Albert	—	$—	54,000	$146,330
Michael L. Graves	—	$—	52,000	$141,090
Merritt Alberti	—	$—	35,000	$94,713

(1)	Reflects the closing price of our common stock on the vesting dates multiplied by the number of shares that vested on each date.

Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers

Change of Control Arrangements

We have change of control agreements with all of our executive officers. All of these agreements provide that any options granted and restricted stock units awarded to such individuals will become immediately vested if the individual is terminated without cause or resigns for good reason (as those terms are defined in the change of control agreements) within 18 months after the change of control.

•	Under the terms of each of the change of control agreements, the term “good reason” includes: (i) any reduction in base salary or annual target bonus, (ii) any material reduction in any other benefits, (iii) any material reduction in duties or authority, or (iv) a requirement to relocate more than 35 miles.

If in 2009 there had been a change of control and one or more of the named executive officers had been terminated effective as of December 31, 2009, we estimate that the value of the acceleration of the options under the change of control agreements would have been as follows:

	Value of Stock Option Awards	Value of Stock Awards
Name	Outstanding(1)	Outstanding(2)

Leslie J. Stretch	$38,542	$431,030
Ronald J. Fior	$9,250	$135,900
Holly Albert	$9,250	$135,900
Michael Graves	$9,250	$135,900
Merritt Alberti	$4,869	$173,650

(1)	Accelerated vesting of stock option award amounts was determined by measuring the intrinsic value of the unvested stock options as of December 31, 2009, by subtracting the exercise price of the option from the closing price of our stock as of December 31, 2009 and multiplying the difference by the number of unvested shares.

(2)	Accelerated vesting of restricted stock unit award amounts was determined by measuring the closing price of our stock as of December 31, 2009 by the number of unvested shares.

Severance Arrangements

On November 1, 2005, we entered in an offer of employment with Leslie J. Stretch pursuant to which he commenced employment with us, initially as our Vice President, Worldwide Sales. Effective December 1, 2007, our board of directors appointed Mr. Stretch President and Chief Executive Officer. In connection with Mr. Stretch’s promotion, we amended the terms and conditions of his employment. Thereafter, on November 3, 2009, we made additional modifications to the severance provisions of Mr. Stretch’s employment agreement. Under the terms of his amended employment agreement, if Mr. Stretch is terminated without cause and he signs a release of claims, he will receive 18 months of (i) his then current base salary, (ii) target bonus and (iii) an amount equal to the cost of his COBRA health benefits contributions. In addition, if the termination is in connection with a change of control, 100% of his unvested equity awards will vest, as described in the section “Change of Control Agreements” above.

Also on November 3, 2009, we modified severance provisions as they relate to certain named executive officers namely, V. Holly Albert, Ron Fior, and Michael Graves. Under the November 3, 2009 revised terms of severance, upon an involuntary termination for reasons other than cause, we would pay each of the foregoing named executive officers who signs a release of claims twelve months of (i) their base salary, (ii) their target bonus, and (iii) an amount equal to the cost of their COBRA health benefits contributions

Pursuant to the offer letters or our current standard severance policy for all other senior vice presidents, upon an involuntary termination for reasons other than cause, we would pay each senior vice president who signs a release seven months of their base salary and an amount equal to the cost of their COBRA health benefits contributions.

The following table identifies the amounts we estimate that the named executive officers in the table below would have been entitled to receive had they been terminated without cause effective as of December 31, 2009, (not including the value of equity vesting if the termination occurred in connection with a change in control, which is described above):

	Salary	Target Bonus	Health	Total Severance
Name	Equivalent	Equivalent	Benefits(1)	Benefits

Leslie J. Stretch	$600,000	$600,000	$1,773	$1,201,773
Ronald J. Fior	$298,116	$223,587	$1,773	$523,476
V. Holly Albert	$273,000	$204,750	$1,217	$478,967
Michael L. Graves	$262,080	$196,560	$1,773	$460,413
Merritt Alberti	$134,167	$—	$1,773	$135,939

(1)	The amount indicated in the column entitled “Health Benefits” is based on an estimate of the cost of COBRA contributions for continued health care coverage.

Equity Compensation Plan Information

The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2009.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted Average	Under Equity
	to be Issued upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding Securities
	Outstanding Options,	Options, Warrants	Reflected in First
	Warrants and Rights	and Rights	Column)

Equity compensation plans approved by stockholders(1)(2)	5,862,319	$4.83	3,509,076
Equity compensation plans not approved by stockholders(3)	625,000	$3.45	0
Total	6,487,319	$4.69	3,509,076

(1)	The number of shares of common stock available under the Employee Stock Purchase Plan increases on July 1 of each year by the lesser of (i) 1,200,000 shares, (ii) 2.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) a lesser amount determined by the board of directors.

(2)	The number of shares available under the 2003 Stock Incentive Plan increases on July 1 of each year by the lesser of (i) 2,800,000 shares, (ii) 5.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) an amount determined by the board of directors.

(3)	Reflects a Non-Qualified Stock Option Agreement with Mr. Robert H. Youngjohns, our former President and CEO, entered into in accordance with his employment agreement as an “inducement grant” outside of our stockholder approved plan. Under the terms of the Option Agreement, Mr. Youngjohns had the option to purchase 1,000,000 shares of our common stock at an exercise price of $3.45 per share, which was the closing price of our common stock on May 31, 2005, the date of grant, on the Nasdaq Global Market. With the termination of his employment in November 2007, Mr. Youngjohns, who was a member of our board of directors on December 31, 2009 and will remain on our board of directors through June 1, 2010, retained the right to exercise his then vested 625,000 shares under the option. Pursuant to approval of our board of directors on March 4, 2010, the time period during which Mr. Youngjohns may exercise the vested shares under this option must be exercised upon the earlier of 12 months after the termination of his services as a member of the board of directors or the maximum term of the option, 10 years from the date of grant.

OWNERSHIP OF CALLIDUS SOFTWARE INC. COMMON STOCK

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2010 by the following:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in the case of the following table is March 31, 2010. Shares issuable pursuant to stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 31,158,888 shares of common stock outstanding as of March 31, 2010. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially
	Owned
Name	Number	Percent

Squared Technology Corp.(1)	2,532,883	8.13%
515 Madison Avenue
New York, NY 10022
T. Rowe Price Associates, Inc.(2)	2,074,073	6.66
100 E. Pratt Street
Baltimore, Maryland 21202
Invesco Private Capital, Inc.(3)	1,741,406	5.46
1360 Peachtree Street NE
Atlanta, GA 30309
William B. Binch(4)	136,561	*
Charles M. Boesenberg(5)	184,182	*
George B. James(6)	229,667	*
David B. Pratt(7)	372,260	1.19
Michele Vion(8)	91,168	*
Robert H. Youngjohns(9)	850,442	2.73
Leslie J. Stretch(10)	730,914	2.35
Ronald J. Fior(11)	650,064	2.09
V. Holly Albert(12)	339,907	1.09
Merritt Alberti(13)	88,074	*
Michael Graves(14)	324,877	1.04
All directors and executive officers as a group (14 persons)(15)	4,464,701	14.33

*	Less than 1%.

(1)	Based on Schedule SC 13G filed with the Securities and Exchange Commission on February 10, 2010. Securities are held by S Squared Technology, LLC (“SST”), S Squared Capital II Management, LLC (“SSCIIM”), both Delaware limited liability companies, S Squared Technology Partners, L.P. (“SSTP”), a Delaware limited partnership, and Seymour L. Goldblatt (“Seymour”) and Kenneth A. Goldblatt (“Kenneth”), both United States citizens. SST, SSCIIM and SSTP are registered investment advisers. Seymour is the President of each of SST, SSCIIM and SSTP and owns a majority of the interests in SST. Kenneth owns a majority of the interests in each of SSCIIM and SSTP. SST, SSCIIM or SSTP act as investment advisers for the accounts of multiple private investment funds. SST has sole voting power and sole dispositive power with respect to 1,672,300 shares. SSCIIM has sole voting power and sole dispositive power with respect to 460,683 shares. SSTP has sole voting power and sole dispositive power with respect to 399,900 shares. Seymour and Kenneth each have sole voting and dispositive power with respect to all 2,532,883 shares held by SST, SSCIIM, and SSTP.

(2)	Based on Schedule SC 13G/A filed with the Securities and Exchange Commission on February 12, 2010, T. Rowe Price Associates, Inc. has sole voting power with respect to 933,809 shares and sole dispositive power with respect to all of the 2,074,073 shares. The Company is advised that the securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Prices Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of the securities.

(3)	Based on Schedule SC 13G filed with the Securities and Exchange Commission on February 16, 2010, Invesco Private Capital, Inc. has sole voting power and sole dispositive power with respect to all of the 1,741,406 shares.

(4)	Includes 101,561 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2010, and 4,000 shares held beneficially in the name of a family trust to which Mr. Binch has voting power as a trustee.

(5)	Includes 94,080 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2010.

(6)	Includes 209,667 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2010.

(7)	Includes 330,767 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2010, and 30,000 shares held beneficially in the name of a family trust to which Mr. Pratt has voting power as a trustee.

(8)	Includes 86,168 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2010.

(9)	Includes 803,295 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2010.

(10)	Includes 570,832 shares of common stock that may be acquired upon the exercise of stock options exercisable, and 31,889 shares that may be acquired upon vesting of restricted stock unit awards, each within 60 days after March 31, 2010.

(11)	Includes 543,750 shares of common stock that may be acquired upon the exercise of stock options exercisable, and 14,174 shares that may be acquired upon vesting of restricted stock unit awards, each within 60 days after March 31, 2010.

(12)	Includes 269,895 shares of common stock that may be acquired upon the exercise of stock options exercisable, and 14,174 shares that may be acquired upon vesting of a restricted stock unit award, each within 60 days after March 31, 2010.

(13)	Includes 7,500 shares of common stock that may be acquired upon the exercise of stock options exercisable, and 15,424 shares that may be acquired upon vesting of a restricted stock unit award, each within 60 days after March 31, 2010.

(14)	Includes 43,736 shares held beneficially in the name of a family trust to which Mr. Graves has voting power as a trustee and 264,166 shares of common stock that may be acquired upon the exercise of stock options exercisable, and 14,174 shares that may be acquired upon vesting of a restricted stock unit award, each within 60 days after March 31, 2010.

(15)	See footnotes (4)-(14) above.

Certain Relationships and Related Transactions

Policies and Procedures for the Review and Approval of Related Party Transactions.

We regularly review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal and financial departments are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and determining whether a transaction is or may involve related parties. The legal and financial departments analyze whether a related person has a direct or indirect material interest in the transaction based on the totality of facts and circumstances. In addition, the Audit Committee reviews and approves any related person transactions that it determines are appropriate for the Company to undertake.

Related Party Transactions.

SEC rules require disclosure of transactions in which we are a participant and the amount exceeds $120,000, and in which a related party has a direct or indirect material interest. There have been no such transactions since the beginning of our last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership on Forms 3, 4 and 5 with respect to our securities. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our executive officers and directors with respect to our 2009 fiscal year, we believe that all reports required by Section 16(a) during fiscal 2009 were timely filed, with the following exception: one report on Form 5 was late reporting the transfer of stock owned directly by Mr. Graves to his family trust. Such form has since been filed.

Audit Committee Report

The Audit Committee of the Board of Directors (for the purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to Callidus’ audited financial statements for the fiscal year ended December 31, 2009 (the “audited financial statements”).

•	The Committee has reviewed and discussed the audited financial statements with Callidus’ management and KPMG LLP (“KPMG”), Callidus’ independent auditors;

•	The Committee has also discussed with KPMG the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with KPMG its independence from Callidus. The Committee also considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the accountants’ independence and has discussed with them their independence; and

•	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the board of directors that the audited financial statements be included in Callidus’ annual report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

George B. James, Chair
William B. Binch
David B. Pratt

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

V. HOLLY ALBERT,
Senior Vice President, General Counsel and
Secretary

Dated: April 16, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2010.

Copies of this proxy statement and our annual report for the fiscal year ended December 31, 2009 are available by visiting http://proxydocs.callidussoftware.com/.

You may also obtain copies of these materials free of charge by writing to Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, California 95113, Attention: Secretary.

ANNUAL MEETING OF STOCKHOLDERS OF
CALLIDUS SOFTWARE INC.
June 1, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The 2009 Annual Report, 2010 Notice of Stockholders Meeting, Proxy Statement, and Proxy Card
are available at - http://proxydocs.callidussoftware.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■    20330000000000000000  9                                                            060110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect three Directors to serve until the 2013 annual meeting of stockholders						FOR	AGAINST	ABSTAIN
					2.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	m m m	George B. James David B. Pratt Mark A. Culhane		3.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If your card is signed and returned without instructions, your shares will be voted in favor of all director nominees and in favor of proposal 2. If you do not mail a proxy card or attend the annual meeting and vote by ballot, your shares will not be voted.

In the event that any other matter may properly come before the annual meeting, or any adjournment or postponement thereof, each proxy is authorized to vote on such matter in his discretion. You hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof. By signing and returning this proxy card, you also hereby acknowledge the receipt of the notice of annual meeting of stockholders, proxy statement and 2009 annual report of Callidus Software Inc.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box on the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CALLIDUS SOFTWARE INC.
Notice of Annual Meeting of Stockholders
To be held June 1, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      You are cordially invited to attend the 2010 annual meeting of stockholders of Callidus Software Inc., a Delaware corporation, which will be held on June 1, 2010 at 10:00 a.m., local time, at the offices of Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, California, 95113. Whether or not you plan to attend the annual meeting, we ask that you sign and return the enclosed proxy card as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.
      By signing and returning this proxy card, you are hereby appointing Ronald J. Fior and V. Holly Albert, and each of them acting individually, as proxies, with the powers you would possess if personally present, and with full power of substitution, to vote all of your shares in Callidus Software Inc. at the annual meeting and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement.
(Continued and to be signed on the reverse side.)

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